JUNE 2018

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

Construction kicks into full gear


NEW OFFICE
RELOCATED WAREHOUSE
SLURRY TANKS
FERMENT-ERS

The view of Golden Grain Energy's plant from the air will be changing over the next year, with the final stages of a 30 million gallon expansion expected to be online in the spring of 2019; some parts will be operational this winter. In the photo at left, we have indicated where new construction or additions will be located within the plant's footprint.

Included in the project will be:

Updated milled corn system and mixing tanks, including expansion of the process building - marked as "slurry tanks"

Addition of three new fermenters

Construction of a new entrance road and office/administration building

Updated DDGs storage and loadout system.

Golden Grain staff are overseeing approximately 20-25 subcontractors at this time, with as many as 50 through much of the project, along with managing ongoing production at the plant.

Alliant Energy recognizes efficiency efforts

Golden Grain Energy was recognized at the June 14 Energy Summit in Ames by Alliant Energy, the plant's power supplier. GGE received the "highest kWH saved" award through Alliant's customer rebate program for its installation of a Distillation Cooling Tower with variable frequency drive fans and pumps. The project increased cooling capacity and allowed the system to maintain the design water temperature set points for the process. This in turn increased production output of the distillation process resulting in lower energy usage per gallon of ethanol production.



Low ethanol, corn oil prices squeeze margins

The first half of our 2018 fiscal year showed some of the tightest margins we have seen in quite some time. However, sometimes tight times can bring the best of out-of-the-box thinking.

The quarter ended with net income of $3.3 million, two-thirds of which came from our investments. Compared to the second quarter of 2017, ethanol prices were down 5%, corn oil prices were down 14%, offset some by an increase of 36% in distiller grain prices.

Similarly, for the six months ended April 30, 2018, ethanol prices were down 12%, corn oil was down 11%, and distiller prices increased by 24% compared to the same period of 2017.

Corn costs were relatively stable, and I'm happy to report natural gas costs came back in line for the second quarter. However, for the six months ended April 30, 2018, natural gas still averaged 25% higher than the same period of 2017 due to the spikes we saw in in the winter months of 2018.

We saw a decrease in the number of gallons of ethanol produced and sold during the second quarter due primarily to the fact that we changed our process in order to sell non-US grade ethanol for export at a premium over ethanol which meets typical US standards. With that change, not only were we able to gain a price advantage, but we also will capture a sizable tax savings on the gallons that were exported. This benefit will be fully calculated and recognized by our members on the 2018 tax return.

Resourceful and imaginative cooperation between our ethanol marketer and the GGE employees has enabled us to adjust the plant processes and logistics to make this happen.

During the first six months we spent nearly $9 million on capital expenditures along with the $15 million we sent back to members in December 2017. The majority of the expansion expenses through April were preliminary costs although the footprint of GGE was starting to change shape. Expansion activities have been in full swing since our maintenance shutdown in May. The 30 million gallon plant expansion is expected to be fully operational with completion of the DDG system in the spring of 2019. Other aspects of the expansion will be complete in the 2018-2019 winter period.

The complete quarterly financial statement can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO

BALANCE SHEET	April 30, 2018	October 31, 2017
Current Assets	$ 37,468,562	$ 53,988,590
Total Assets	$ 132,972,248	$ 143,829,415
Current Liabilities	$ 9,734,515	$ 7,716,286
Long-term liabilities	$ 503,530	$ 477,883
Members Equity	$ 122,734,203	$ 135,635,246
Book Value per Unit	$ 6.18	$ 6.83

INCOME STATEMENT	3 Months Ended 4/30/2018	3 Months Ended 4/30/2017	6 Months Ended 4/30/2018	6 Months Ended 4/30/2017
Revenue	$ 45,886,524	$50,960,556	$93,365,567	$107,024,105
Gross Profit	$2,341,798	$3,930,146	$2,402,655	$12,843,743
Equity in Net Income from Investments	$ 2,055,567	$ 1,395,312	$2,468,772	$ 4,594,663
Net Income	$ 3,321,205	$ 4,742,720	$2,003,707	$ 15,702,252
Net Income per Unit	$ 0.17	$ 0.24	$0.10	$ 0.79
Distribution Paid	$ --	$ --	$ 0.75	$ 0.75

Maintenance shutdown uncovers unpleasant surprises

Many of our members spend the month of May watching the weather, waiting to get out to the fields so they can work countless hours to feed and fuel the world. Like local farmers, May is one of the most demanding times of year for our plant staff when we shut ethanol production off to clean, repair, replace and improve equipment at the plant. Coordination of these efforts is no small feat, and to stand back and watch the cooperation of 52 employees and more than 100 contractors accomplish what seems like an unmanageable task list is like watching Michelangelo complete all the panels of the Sistene Chapel in a week.

When shutdown goes well it is a beautiful piece of art

Continued on Page 3

BMEC: Ethanol education on the road

Looking for an opportunity to learn more about biofuels, or to share information with others? Check out the Biofuels Mobile Education Center—an ethanol classroom on wheels—at these events this summer:

Thursday, June 28, at Pella Ag in the City

Saturday, July 7, and Sunday, July 8, at the ARCA Racing Series Iowa 150, NDY Lights Iowa 100 and Verizon INDY Car Series Iowa Corn 300 at Iowa Speedway in Newton

Saturday, July 21, at the Henry County Fair Old Threshers Ground in Mt. Pleasant

Friday, July 27, and Saturday, July 28, at the NASCAR K&N Pro Series Casey's General Store 150 and NASCAR Xfinity Series U.S. Cellular 250 at Iowa Speedway in Newton

Saturday, Aug. 4 at the Four-County Fair in Dunlap, IA.

Thursday through Saturday, Aug. 9-11, at the Renzville County Fair in Bird Island, MN.

Saturday, Aug. 11, at the Okoboji Blue Water Festival in Arnold's Park

Friday, Aug. 17, for Iowa Corn Day at the Iowa State Fair

Thursday, Aug. 23—Sunday, Aug. 26, at DeKalb Corn Fest in Dekalb, Ill.

Friday through Monday, Aug. 30-Sept. 3, at the Old Threshers Reunion in Mt. Pleasant, IA.

Friday, Sept. 21, at Borlaug Education Day in Cresco

Thursday through Monday, Oct. 30—Nov. 5, at Texas Motor Speedway in Lubbock, TX.

E15 =$10 Speedway discount

Mason City Motor Speedway has announced an exclusive partnership for 2018 with area ethanol producers, including Golden Grain Energy.

Visit ANY area gas station that sells E-15 or higher blends (E15, E20, E30, E50, E85 or even unleaded 88 at Kwik Star/Kwik Trips) – and when you fill your tank with 10+ gallons of E-15 or higher, you can receive $10 off a ticket to ANY show at the Mason City Motor Speedway simply by presenting your receipt at the gate, meaning some shows would be free. The discount applies to pit passes as well. Receipts must say the grade of fuel E-15 on up or unleaded 88 at Kwik-Trips for 10+ gallons and be dated after 5/15/2018.

Friends of Ethanol golf outing Aug. 20

Don't miss the opportunity for some great golf, food and conversation, while funding efforts to educate elected officials about the importance of ethanol, at the 14th annual Friends of Ethanol (PAC) banquet and golf outing, scheduled for Aug. 20 at Cedar Ridge Golf Course in Charles City. Golf sign-in will be at 12:15 p.m., with a shotgun start at 1 p.m. Cost is $75 for golf, cart and dinner. The fundraiser auction and dinner will begin at approximately 5 p.m. featuring a prime rib dinner by the Fredericka Locker. For those who choose only the meal and auction, the cost is $25 per person.

Please RSVP for golf and/or meal reservations by calling the Golden Grain Energy office at 641-423-8525 or email at info@ggecorn.com.

Continued from Page 2

Restart process disrupted by water displacement

and when it doesn't it feels more like Munch's painting of The Scream. A vast majority of the equipment at GGE has not been opened in a year since the last shutdown so one isn't always sure what they will find inside.

This year GGE was faced with several challenges that not only extended the length of shutdown but led to additional challenges and delays when the plant started back up. One of the boilers needed notably more work than anticipated which added a few additional days to the week long turnaround.

As soon as the green light was given on the re-start it has felt more like someone hit the first domino in a very long string. The majority of the challenges which have occured since the restart in the last week of May involve the quality of our process water. During the plant cleaning, significant amounts of water were displaced which led to damaged distallation equipment and contaminated water. We substantially reuse all process water, which is typically a good thing as it is more efficient; however, since the water was contaminated with shutdown chemicals, it was toxic to yeast used in fermentation. When fermentations don't go well, a plant can become a sugary syrup plant moreso than an ethanol plant.

That being said, May 2018 production levels were approximately 75 percent of May 2017 production levels and we anticipate June figures to be similar. We commend the dedication and creative thinking of the production, maintenance, and logistics teams in working their way through the challenges and are happy to report by June 17 production at the facility appeared to be operating at full rate again.

Golden Grain Energy
1822 43rd St. SW
Mason City, IA 50401

Until next time ... You could win $50 of free E85 fuel.

The Renewable Fuels Association is sponsoring a summer long contest that could get you $50 worth of free fuel per day! All you have to do is report the price you see for E85, and other ethanol blends on your mobile device or the website: E85prices.com.

You must have a registered account at E85prices.com, and submit prices for a chance to win. No purchase necessary, just report the prices you see on the street at the website, or via the mobile app, for a chance to win. You can submit prices for multiple stations per day for multiple chances to win each day.

Daily winners will be drawn from Memorial Day through Labor Day, and announced every two weeks.

Golden Grain Energy, LLC

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words “believe”, “hope”, “expect”, “anticipate” and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.